Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-160688

Prospectus Supplement No. 1

(To Prospectus dated September 29, 2009)

55,544,300 shares

TransAtlantic Petroleum Ltd.

Common Shares

This Prospectus Supplement No. 1 supplements and amends the prospectus dated September 29, 2009, referred to herein as the Prospectus. This prospectus supplement relates to the continuance of TransAtlantic Petroleum Corp. (the “Company”) from the Province of Alberta to Bermuda.

Effective October 1, 2009, the Company continued under the Companies Act 1981 of Bermuda from the Province of Alberta and changed its name to TransAtlantic Petroleum Ltd. In connection with the continuance, each common share of the Company became and remains a common share of TransAtlantic Petroleum Ltd. and the Company became subject to the laws of Bermuda as if it had originally been incorporated under the Companies Act 1981 of Bermuda.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common shares. These risks are described under the caption “Risk Factors” beginning on page 5 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 1, 2009.